                                                                   EXHIBIT 10.11

                           CHANGE OF CONTROL AGREEMENT

__________________________
__________________________
__________________________

Dear: ____________________

     This Change of Control Agreement ("Agreement") is entered into effective this _____ day of _______________, 2002 between you and Dole Food Company, Inc. You are a key executive at Dole and an integral part of its management. We recognize that the possibility of a change of control of Dole may result in the departure or distraction of management to the detriment of Dole and its stockholders. We wish to assure you of fair severance should your employment terminate in specified circumstances following a change of control of Dole and to assure you of certain other benefits upon a change of control. The capitalized terms used in this Agreement either are defined in the Appendices at the end of this Agreement or otherwise are defined in the body of this Agreement. In consideration of your continued employment with Dole and other good and valuable consideration, you and Dole agree as follows:

     1. Benefits Following Change of Control and Termination of Employment:

          (a) If, during the period beginning on the Change of Control Date and ending on the second anniversary of the date on which the Change of Control becomes effective (a "PROTECTED PERIOD"), your employment is terminated, you (or your beneficiaries, if you are deceased at the time of payment) will receive the amounts and benefits stated in Exhibit A attached at the end of this letter agreement, unless your employment is (i) Terminated by us for Cause or (ii) Terminated by you other than for Good Reason, in which event, section 1(b) will control. A termination to which this section 1(a) and Exhibit A applies is called a "QUALIFIED TERMINATION." For all purposes of this Agreement, if a Fundamental Transaction or an Asset Sale becomes effective or is consummated that constitutes a Change of Control, you shall be deemed for all purposes of this Agreement to be employed by the Corporation on the Change of Control Date if you were employed by the Corporation on the later of (x) the date of the first public disclosure that an agreement with respect to such Fundamental Transaction or Asset Sale has been entered into or (y) the date that is 270 calendar days prior to the date on which such Fundamental Transaction or Asset Sale becomes effective or is consummated, and the Change of Control Date shall be deemed to be such later date, if, after such later date and prior to the date on which such Fundamental Transaction or Asset Sale becomes effective or is consummated, your employment with Dole is either (1) Terminated by you on account of an event or events that would constitute Good Reason if such event or events occurred after a Change of Control Date, or (2) Terminated by us other than on account of an event or events that would constitute Cause if such event or events occurred after a Change of Control Date.

          (b) If, during a Protected Period, your employment is (i) Terminated by us for Cause or (ii) Terminated by you other than for Good Reason, this Agreement will terminate and our only obligation to you under this Agreement will be the timely payment of Accrued Obligations. If your employment is terminated because of death, we will pay the Accrued Obligations to your estate or beneficiary, as applicable, in a lump sum in cash or equivalent within 30 days of the date on which we are first informed of your death.

          (c) Any amount payable under this Agreement that is not paid when due will accrue interest at the prime rate as from time to time in effect at Wells Fargo Bank, N.A., or its successors or assigns, until paid in full.


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     2. Termination: For all purposes of this Agreement, if your employment is terminated during a Protected Period (a "Termination"), the Termination will fall into one of four possible categories: (a) Termination by us for Cause; (b) Termination by us other than for Cause; (c) Termination by you for Good Reason; and (d) Termination by you other than for Good Reason. Any Termination by us for Cause other than by your death, or Termination by you for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with section 15. This Agreement is intended by you and us only to define the different ways in which your employment can terminate during a Protected Period and the exclusive consequences of that termination in terms of payments by us. Nothing in this Agreement shall (1) be construed as creating an express or implied contract of employment, changing your status as an employee at will, giving you any right to be retained in the employ of Dole, or giving you the right to any particular level of compensation or benefits nor (2) interfere in any way with the right of Dole to terminate your employment at any time with or without Cause, subject in either case to any express payment obligations of Dole under Section 1 and Exhibit A in the case of a Termination.

     3. No Mitigation of Damages; Withholding.

          (a) Your rights under this Agreement will be considered severance pay in consideration of your past service and your continued service from the date of this Agreement. You will not have any duty to mitigate your damages or reduce our payments to you under this Agreement by seeking future employment. The amounts payable to you under this Agreement will not be reduced or subject to repayment to us as a result of any compensation you may receive from future employment.

          (b) All payments required to be made by us to you under this Agreement will be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as we may reasonably determine we should withhold pursuant to law or regulation.

          (c) Except as set forth in Exhibit A, our obligation to make the payments provided for in this Agreement and otherwise to perform our obligations under this Agreement will not be subject to any set-off, counterclaim, recoupment, defense or other claim, right or action that we may have against you.

     4. RELEASE. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, OUR OBLIGATION TO MAKE ANY PAYMENT PROVIDED FOR IN THIS AGREEMENT UPON OR AFTER A TERMINATION OF SERVICE IS EXPRESSLY MADE SUBJECT TO AND CONDITIONED UPON (A) YOUR PRIOR EXECUTION OF A RELEASE SUBSTANTIALLY IN THE FORM OF EXHIBIT C, ATTACHED AT THE END OF THIS AGREEMENT, WITHIN 90 DAYS AFTER THE DATE OF TERMINATION AND (B) YOUR NON-REVOCATION OF SUCH RELEASE IN ACCORDANCE WITH ITS TERMS. PENDING THE DELIVERY OF THE RELEASE AND EXPIRATION OF ANY AND ALL APPLICABLE STATUTORY WAITING PERIODS, NO SUCH PAYMENT WILL BE DUE HEREUNDER.

     5. Indemnification: In any circumstance where, under our certificate of incorporation orby-laws, we have the power to indemnify or advance expenses to you in respect of any judgments, fines, settlements, losses, costs or expenses (including attorneys' fees) of any nature relating to or arising out of your activities as an agent, employee, officer or director of Dole or in any other capacity on behalf of or at the request of Dole, we agree that, if you have undergone a Qualified Termination, we will promptly, on written request, indemnify and advance expenses to you to the fullest extent permitted by applicable law, including but not limited to making such findings and determinations and taking any and all such actions as we may, under applicable law, be permitted to have the discretion to take so as to effectuate such indemnification or advancement. Such agreement by Dole will not be deemed to impair any other obligation of Dole respecting indemnification of you otherwise arising out of this or any other agreement or promise of Dole or under our certificate of incorporation or by-laws.

     6. Binding Agreement. This Agreement will be binding upon and inure to the benefit of you and Dole and will be enforceable by your personal or legal representatives or successors. If you die during a


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Protected Period while any amounts would still be payable to you under this
Agreement at the time of your death, then such amounts will be paid to your estate, or such rights will remain exercisable by your estate, respectively, in accordance with the terms of this Agreement. This Agreement will not otherwise be assignable by you.

     7. Successors. This Agreement will inure to and be binding upon Dole's successors, including, without limitation, any successor to all or substantially all of Dole's business and/or assets. Dole will require any such successor to all or substantially all of the business and/or assets of Dole by sale, transfer, merger (where Dole is not the surviving corporation), consolidation, recapitalization, reorganization, lease, distribution, spin-off or otherwise, to expressly assume in writing this Agreement, unless it is assumed by operation of law. This Agreement will not otherwise be assignable by Dole.

     8. Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, will be submitted to final and binding arbitration, to be held in Los Angeles County, California, before a single arbitrator, in accordance with California Civil Procedure Code Sections 1280 et seq. The arbitrator will be selected by mutual agreement of you and us or, if you and we cannot agree, then by striking from a list of arbitrators supplied by the American Arbitration Association. The arbitrator will issue a written opinion revealing, however briefly, the essential findings and conclusions upon which the arbitrator's award is based. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction. We will pay the arbitrator's fees and arbitration expenses and any other costs associated with the arbitration hearing. You and we will each bear our respective deposition, witness, expert and attorneys' fees and other expenses as and to the same extent as if the matter were being heard in court. If, however, any party prevails on a statutory claim that affords the prevailing party attorneys' fees and costs, or if there is a written agreement providing for fees and costs, then the arbitrator will award reasonable fees to the prevailing party in accordance with the statute or the written agreement, as appropriate. Any dispute as to the reasonableness of any fee or cost will be resolved by the arbitrator. Nothing in this section 8 will affect your or our ability to seek from a court injunctive or equitable relief.

     9. Confidentiality. Except as may be necessary to enter or execute judgment upon an arbitration award or to the extent required by applicable law, all claims, defenses and proceedings (including, without limitation, the existence of a controversy, the fact that there is an arbitration proceeding and the content of the pleadings, papers, orders, hearings, trials or awards in the arbitration) will be treated in a confidential manner by the arbitrator, the parties and their counsel, each of their agents and employees and all others acting on behalf of or in concert with them. Any controversy relating to the arbitration, including, without limitation, any action to prevent or compel arbitration or to confirm, correct, vacate or otherwise enforce an arbitration award, will be filed under seal with the court, to the extent permitted by law.

     10. Restraint on Alienation. None of your benefits, payments, proceeds or claims under this Agreement will be subject to any claim of any creditor and, in particular, the same will not be subject to attachment or garnishment or other legal process by any creditor, nor will you have any right to alienate, anticipate, commute, pledge, encumber or assign any of the benefits or payments of proceeds that you may expect to receive, contingently or otherwise, under this Agreement. Notwithstanding the preceding sentence, benefits that are in pay status may be subject to a garnishment or wage assignment or authorized or mandatory deductions made pursuant to a court order, a tax levy or applicable law or your elections.

     11. TERMINATION PRIOR TO CHANGE OF CONTROL DATE. NOTWITHSTANDING SECTION 14, BUT SUBJECT TO THE LAST SENTENCE OF SECTION 1(A), IF, PRIOR TO THE FIRST CHANGE OF CONTROL DATE, YOUR EMPLOYMENT WITH DOLE TERMINATES, THEN ALL OF YOUR RIGHTS UNDER THIS AGREEMENT TERMINATE, AND THIS AGREEMENT WILL BE DEEMED TO HAVE BEEN TERMINATED ON THE DATE OF YOUR TERMINATION.


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     12. Strict Compliance; Severability; Integration. Your or our failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right you or Dole may have hereunder, including, without limitation, your right to terminate for Good Reason or our right to terminate for Cause, will not be deemed to be a waiver of such provision or right with respect to any subsequent lack of compliance, or of any other provision of or right under this Agreement. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement. This Agreement contains the entire agreement between you and Dole with respect to the subject matter hereof and supersedes, with respect to the subject matter hereof, all prior or contemporaneous agreements, understandings and negotiations, whether oral or written, between you and Dole, including without limitation any employment agreement, change of control agreement, offer letter or other agreement, if any; and any such employment agreement, change of control agreement, offer letter or other agreement, if any, shall be null and void to the extent it provides for any payment or benefit to you contingent upon the occurrence (alone or with other events) of a Change of Control or an event that is otherwise deemed to be comprehended by the term "change of control." You and Dole acknowledge and agree that no representations, inducements, promises or agreements, orally or otherwise, have been made by you or Dole regarding the subject matter hereof that are not contained in this Agreement, and that no other agreement, statement or promise not contained herein shall be valid or binding with respect to the subject matter hereof.

     13. Choice of Law: This Agreement is made in, and will be governed by, the laws of the State of California, without regard to the choice of laws or conflict of laws principles or rules of the State of California or of any other jurisdiction.

     14. Modification or Termination of this Agreement: After the first Change of Control Date, this Agreement may only be modified or terminated by a writing signed by both you and us. Before the first Change of Control Date, we may unilaterally modify or terminate this Agreement, but such unilateral modification or termination will not be effective until the second anniversary of the date on which we first give you express written notice of the unilateral modification or termination (the "MODIFICATION EFFECTIVE Date"); provided, however, that the unilateral modification or termination shall never become effective if (1) a Change of Control Date occurs before the Modification Effective Date and (2) your employment is terminated during the Protected Period in respect of such Change of Control Date. Nothing in this section 14 shall in any way eliminate, diminish or restrict the effect of section 11. This Agreement shall continue in full force and effect until it is terminated in accordance with the terms of this Agreement.

     15. Notices. All notices and other communications under this Agreement must be in writing and must be given by hand delivery to the other party, by reputable overnight courier or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

                    If to you:

                    If to Dole:
                    Dole Food Company, Inc.
                    One Dole Drive
                    Westlake Village, California 91362-7300
                    Attention: President

or to such other address as either party will have furnished to the other in writing in accordance herewith. Notice and communications will be effective when actually received by the addressee.


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     Please indicate your acceptance of and agreement to the terms of this
Change of Control Agreement by signing and dating below, where indicated, and returning a signed copy to us.

Sincerely,

DOLE FOOD COMPANY, INC.


By:
    ---------------------------------
Title:
       ------------------------------

Agreed and Accepted:


-------------------------------------
Date:
      -------------------------------


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                                   APPENDIX 1
                                   DEFINITIONS

     "ACCRUED OBLIGATIONS" shall mean the sum of (1) your annual base salary through the date of Termination to the extent not theretofore paid and (2) any compensation previously deferred by you (together with any accrued interest or earnings thereon) pursuant to outstanding elections and/or any accrued vacation pay or paid time off, in each case to the extent not theretofore paid; provided, that if your employment is Terminated by us for Cause, other than your death, the date of Termination, for purposes of this definition of Accrued Obligations, shall be deemed to be the date on which Notice of Termination was given.

     "AFFILIATE" shall have the meaning ascribed in Rule 12b-2 promulgated under the Exchange Act.

     "ASSOCIATE" shall have the meaning ascribed in Rule 12b-2 promulgated under the Exchange Act.

     "CHANGE OF CONTROL" shall have the meaning set forth in Appendix 2.

     "CHANGE OF CONTROL DATE" shall mean the first date after the date of this Agreement on which a Change of Control occurs, except as set forth in the last sentence of Section 1(a).

     "DAVID H. MURDOCK" shall mean David H. Murdock, a California resident, who, on the date of this Agreement, is the Chairman and Chief Executive Officer of Dole.

     "DISABILITY" shall mean your absence from, or inability to perform duties for, Dole on a full-time basis for 90 consecutive business days or 120 business days in any period of 180 business days as a result of mental or physical illness or injury that is total and permanent, as determined by a physician selected by us or our insurers and acceptable to you or your legal representative (such agreement as to acceptability not to be withheld unreasonably) and that is not susceptible to reasonable accommodation.

     "NOTICE OF TERMINATION" shall mean a written notice which (1) indicates the specific termination provision in this Agreement relied upon, and (2) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.

     "TERMINATION BY US FOR CAUSE," "TERMINATED BY US FOR CAUSE" and "CAUSE" shall mean Dole's termination of your employment with Dole (during a Protected Period) pursuant (except under clause (e), below, in which case Dole need not send a Notice of Termination) to a Notice of Termination given within 120 days following our becoming aware of the occurrence of any one or more of the following to the extent (in the case of clause (b) or (c) if remediable) not remedied in a reasonable period of time after receipt by you of written notice from us specifying such occurrence (any termination of your employment by Dole that is not a Termination by us for Cause will be deemed to be a "TERMINATION BY US OTHER THAN FOR CAUSE"):

          (a) You are convicted of, or plead guilty or nolo contendere to, a felony;

          (b) You commit an act of gross misconduct in connection with the performance of your duties;

          (c) You demonstrate habitual negligence in the performance of your duties;

          (d) You commit an act of fraud, misappropriation of funds or embezzlement in connection with your employment by Dole;

          (e) Your death; or

          (f) Your Disability.


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

     Notwithstanding the foregoing, you shall not be deemed to have been Terminated by us for Cause under clauses (b)--(d) or (f) until the later to occur of (i) the 30th day after Notice of Termination is given and (ii) the delivery to you of a certified copy of a resolution duly adopted by the affirmative vote of not less than a majority of the total number of our directors at a meeting duly called and held (after reasonable notice to you), and at which you, together with your counsel, were given an opportunity to be heard, finding that one or more of the events described in clauses (b)--(d) or
(f) above occurred, and specifying the particulars thereof in detail; provided, however, we may suspend you and withhold payment of your base salary, other compensation and benefits from the date that Notice of Termination is given until the earliest to occur of (i) Termination by us for Cause effected in accordance with the foregoing procedures (in which case you shall not be entitled to your base salary, other compensation or benefits for such period),
(ii) a determination by a majority of our directors that none of the events described in clauses (b)--(d) or (f) above occurred (in which case you shall be reinstated and paid any of your previously unpaid base salary, other compensation and benefits for such period), or (iii) the 90th day after Notice of Termination is given (in which case you shall be reinstated and paid any of your previously unpaid base salary, other compensation and benefits for such period).

     "TERMINATION BY YOU FOR GOOD REASON" "TERMINATED BY YOU FOR GOOD REASON" and "GOOD REASON" means your resignation of employment with Dole (during the Protected Period) within 120 days following the occurrence of one or more of the following to the extent not remedied in a reasonable period of time after receipt by Dole of written notice from you specifying such occurrence, without your express written consent (any termination of your employment by you that is not a Termination by you with Good Reason will be deemed to be a "TERMINATION BY YOU OTHER THAN FOR GOOD REASON"):

          (a) Whether direct or indirect, a significant diminution of your authority, duties, responsibilities or status inconsistent with and below those held, exercised and assigned in the ordinary course during the 90 day period immediately preceding the Change of Control Date, excluding any such significant diminution that (i) begins prior, and ends on or prior, to the date on which a Fundamental Transaction or Asset Sale becomes effective or is consummated that constitutes a Change of Control, and (ii) results from the affirmative and negative pre-closing operating covenants applicable to Dole contained in the definitive transaction agreements providing for such Fundamental Transaction or Asset Sale.

          (b) The assignment to you of duties that are inconsistent (in any significant respect) with, or that impair (in any significant respect) your ability to perform, the duties customarily assigned to an executive holding the position you held immediately prior to the Change of Control Date in a corporation of the size and nature of Dole, or, if you were employed prior to termination by a Subsidiary or business unit of the Corporation, in a subsidiary or business unit of the size and nature of the Subsidiary or business unit of the Corporation in which you were employed;

          (c) Relocation of your primary office more than 35 miles from your current office on the Change of Control Date;

          (d) Any material breach by us of this Agreement or any other agreement with you;

          (e) The failure of a successor to Dole (in any transaction that constitutes a Change of Control), to assume in writing our obligations to you under this Agreement or any other agreement with you, if the same is not assumed by such successor by operation of law;

          (f) Any reduction in your base salary below your base salary in effect on the Change of Control Date (or if your base salary was reduced within 180 days before the Change of Control Date, the base salary in effect immediately prior to such reduction); or

          (g) Any non de minimis reduction in your aggregate benefits and other compensation ("BENEFITS"), provided that a reduction in the aggregate of not more than 5% in aggregate Benefits in connection with across-the-board reductions or modifications affecting similarly situated persons of comparable rank in Dole or a combined organization shall not constitute Good Reason.


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                                   APPENDIX 2
                             ADDITIONAL DEFINITIONS

     "CHANGE OF CONTROL" shall be deemed to occur if and as of the first day that any one or more of the following conditions are satisfied, whether accomplished directly or indirectly, or in one or a series of related transactions:

          (1) any "PERSON" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT")), other than (a) David H. Murdock or (b) following the death of David H. Murdock, the trustee or trustees of a trust created by David H. Murdock, becomes the "BENEFICIAL OWNER" (as defined in Rule 13d-3 under the Exchange
     Act), directly or indirectly, of securities of the Corporation representing 20% or more of the combined voting power of the Corporation's then outstanding securities;

          (2) individuals who, as of the date hereof, constitute the Board of Directors of the Corporation (the "INCUMBENT BOARD") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual who becomes a director subsequent to the date hereof whose election, or nomination for election by the Corporation's stockholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, unless the individual's initial assumption of office occurs as a result of either an actual or threatened election contest or other actual or threatened tender offer, solicitation of proxies or consents by or on behalf of a Person other than the Board;

          (3) a reorganization, merger, consolidation, recapitalization, tender offer, exchange offer or other extraordinary transaction involving Dole (a "FUNDAMENTAL TRANSACTION") becomes effective or is consummated, unless: (a) more than 50% of the outstanding voting securities of the surviving or resulting entity (including, without limitation, an entity ("PARENT") which as a result of such transaction owns the Corporation or all or substantially all of the Corporation's assets either directly or through one or more subsidiaries) ("RESULTING ENTITY") are, or are to be, Beneficially Owned, directly or indirectly, by all or substantially all of the Persons who were the Beneficial Owners of the outstanding voting securities of the Corporation immediately prior to such Fundamental Transaction (excluding, for such purposes, any Person who is or, within two years prior to the consummation date of such Fundamental Transaction, was, an Affiliate or Associate (other than an Affiliate of Dole Food Company, Inc. immediately prior to such consummation date) (as each of Affiliate and Associate are defined in Rule 12b-2 promulgated under the Exchange Act) of a party to the Fundamental Transaction) in substantially the same proportions as their Beneficial Ownership, immediately prior to such Fundamental Transaction, of the outstanding voting securities of the Corporation and (b) more than half of the members of the board of directors or similar body of the Resulting Entity (or its parent) were members of the Incumbent Board at the time of the execution of the initial agreement providing for such Fundamental Transaction.

          (4) A sale, transfer or any other disposition (including, without limitation, by way of spin-off, distribution, complete liquidation or dissolution) of all or substantially all of the Corporation's business and/or assets (an "ASSET Sale") is consummated, unless, immediately following such consummation, all of the requirements of clauses (3)(a) and
     (3)(b) of this definition of Change of Control are satisfied, both with respect to the Corporation and with respect to the entity to which such business and/or assets have been sold, transferred or otherwise disposed of or its parent (a "TRANSFEREE Entity").

     The consummation or effectiveness of a Fundamental Transaction or an Asset Sale shall be deemed not to constitute a Change of Control if more than 50% of the outstanding voting securities of the Resulting Entity or the Transferee Entity, as appropriate, are, or are to be, Beneficially Owned by David H. Murdock.

     "CORPORATION" shall mean Dole Food Company, Inc., a Delaware corporation, and its successors. For purposes of this definition of Corporation, after the consummation of a Fundamental Transaction or an Asset Sale, the term "successor" shall include, without limitation, the Resulting Entity or Transferee Entity, respectively.

     "DOLE" shall mean the Corporation and/or its Subsidiaries.

     "SUBSIDIARY" shall mean any corporation or other entity a majority or more of the outstanding voting stock or voting power of which is beneficially owned directly or indirectly by the Corporation.

                                    EXHIBIT A

      AMOUNT OF SEVERANCE PAY AND BENEFITS FOLLOWING QUALIFIED TERMINATION

     If a Qualified Termination occurs, Dole will pay you (except as provided below) the following, no later than 90 calendar days after the date of Termination (or 90 days after the Change of Control becomes effective or is consummated, if you have a Qualified Termination pursuant to the last sentence of Section 1(a) of the Agreement):

          (a) An amount in cash equal to THREE times your annual base salary as of the date of Termination (or if your annual base salary was reduced within 180 days before the Change of Control Date, the annual base salary in effect immediately prior to such reduction);

          (b) An amount in cash equal to THREE times your target bonus as of the date of Termination (or if your target bonus was reduced within 180 days before the Change of Control Date, the target bonus in effect immediately prior to such reduction);

          (c) An amount in cash equal to THREE times $10,000, in lieu of any other health and welfare benefits (including medical, life, disability, accident and other insurance, car allowance or other health and welfare plans, programs, policies or practices or understandings) and other taxable perquisites and fringe benefits to which you or your family may have been entitled.

          (d) An amount in cash equal to the pro rata portion of the greater of
     (i) your target benefits under our Long Term Incentive Plan (the "LTIP") and (ii) your actual benefits under the LTIP;

          (e) If, at the time of your Qualified Termination, you would have been eligible for a benefit under either (i) the Dole Food Company Supplementary Executive Retirement Plan Effective January 1, 1989, as amended and restated through the date of this Change of Control Agreement ("SERP") or
     (ii) a Defined Benefit Plan (as defined in the SERP) were it not for the requirement of at least five (5) years of service with Dole, an amount in cash will be payable to you equal to the actuarial equivalent of such retirement benefit. If for any reason, a benefit is payable under the Defined Benefit Plan, the payments made to you under this clause shall be reduced by the actuarial equivalent of such benefits payable under the Defined Benefit Plan.(intentionally left blank

          (f) An amount in cash equal to the aggregate amount of the Accrued Obligations;

          (g) An amount in cash equal to the pro rata portion of your target bonus for the fiscal year in which the date of Termination occurs; and

          (h) An amount in cash equal to any reimbursement for outstanding reimbursable expenses.

     "PRO RATA PORTION" in clauses (d) and (g), above, means pro rata with respect to the portion of the relevant time period that has elapsed prior to the date of Termination.

     If a Qualified Termination occurs pursuant to the last sentence of Section 1(a) of the Agreement, then, notwithstanding anything to the contrary provided in any plans or agreements of Dole pursuant to which you were granted options to purchase shares of Dole's common stock, any period of time set forth in such plans or agreements in which you must exercise your options shall not begin to run until the earlier to occur of (x) the consummation or effectiveness of the Fundamental Transaction or the Asset Sale and (y) 270 days after the date of Termination.

     Notwithstanding anything to the contrary provided in any plans or agreements of Dole pursuant to which you were granted options to purchase shares of Dole's common stock, all of your unvested options granted pursuant to such plans or agreements (whenever granted) shall be deemed to vest immediately prior to the first time that one or both of the following conditions are satisfied:
(i) a Change of Control occurs; or (ii) the shares of common stock of the Corporation are not listed on either the New York Stock Exchange or the National Market System of the Nasdaq Stock Market (or any successor to such entities), and neither the Board of Directors of Dole nor any committee thereof nor any other Person shall have any discretion, right or power whatsoever to block, delay or impose any condition upon such vesting. For the avoidance of doubt and not by way of limitation of the foregoing, if a Qualified Termination occurs pursuant to the last sentence of Section 1(a) of this Agreement, all of your unvested options shall vest hereunder immediately prior to the effectiveness or consummation of the Fundamental Transaction or the Asset Sale but not at any earlier time.

     We will furnish you for six years following your Qualified Termination with Directors and Officers Insurance, or other liability insurance as is reasonable and customary, insuring you against all insurable events arising from or relating to alleged acts or omissions pertaining in any way to your activities as an agent, employee, officer or director of Dole or in any other capacity on behalf of or at the request of Dole, such insurance to have policy limits aggregating not less than $40 million and otherwise to be in substantially the same form and to contain substantially the same terms, conditions and exceptions as the liability insurance policies provided for Directors and Officers of Dole in force from time to time, provided that such terms, conditions and exceptions will not be, in the aggregate, materially less favorable to you than those in effect on the date of this Agreement and provided that such insurance can be obtained on commercially reasonable terms.

     YOUR SEVERANCE PAY AND BENEFITS LISTED ABOVE AND/OR THOSE PROVIDED TO YOU UNDER OTHER AGREEMENTS, PLANS OR ARRANGEMENTS WITH DOLE, ARE SUBJECT TO ADJUSTMENT AS PROVIDED IN EXHIBIT B. The adjustments are related to special taxes that may be imposed on you and/or us if the severance amounts and benefits you receive constitute so-called "excess parachute payments" under the tax laws. These tax laws and the IRS rules and regulations that implement the laws are highly complex, so we will not attempt to summarize them for you.

     In the event that you have an employment contract or any other agreement with Dole or participate in any other plan or program that entitles you to severance payments upon the termination of your employment with Dole, the amount of any such severance payments will be deducted from the payments to be made to you under this Agreement. All benefits under this Agreement also will be reduced by the amount paid to you under any United States, foreign or state statute, law, rule or regulation that requires a formal notice period, pay in lieu of notice (including but not limited to WARN Act payments), termination, indemnity, severance payments or similar payments or entitlements related to service, other than unemployment or social security benefits provided in the United States.

                                    EXHIBIT B
                    ADJUSTMENT TO SEVERANCE PAY AND BENEFITS

                           ADDITIONAL PAYMENTS BY DOLE

     1. Gross-Up Payment. Anything in this Agreement to the contrary notwithstanding, if it is determined that any payment or distribution by Dole to you or for your benefit (whether paid or payable or distributed or distributable under this Agreement or otherwise (including, without limitation, the acceleration of vesting of stock options), but determined without regard to any additional payments required under this Exhibit B) (a "PAYMENT") would be subject to the excise tax imposed by Section 4999 of the United States Internal Revenue Code or any interest or penalties are incurred by you with respect to such excise tax (such excise tax, together with any such interest and penalties, are collectively the "EXCISE TAX"), then you will be entitled to receive from Dole an additional payment (a "GROSS-UP PAYMENT"). The Gross-Up Payment will equal an amount such that after payment by you of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, you retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

     2. Determination of Amount. Subject to the provisions of paragraph 3, below, all determinations required to be made under this Exhibit B, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be used in arriving at such determinations, will be made, at our option, by Dole's independent auditors or a nationally recognized executive compensation consulting firm (the "ACCOUNTING FIRM"), which will provide detailed supporting calculations both to Dole and you within 15 business days after the receipt of notice from you that there has been a Payment, or such earlier time as is requested by Dole. If the Accounting Firm is serving as accountant or auditor for the Person effecting the Change of Control, Dole will appoint another nationally recognized accounting firm to make these required determinations (which accounting firm will then be referred to as the Accounting Firm). All fees and expenses of the Accounting Firm will be borne solely by Dole. Any Gross-Up Payment, as determined under this Exhibit B, will be paid by Dole to you within five days after our receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by you, it will furnish you with a written opinion that failure to report the Excise Tax on your applicable federal income tax return would not result in the imposition of a negligence or other penalty. Any determination by the Accounting Firm will be binding upon Dole and you. As a result of the uncertainty in the application of Section 4999 of the United States Internal Revenue Code at the time of the initial determination by the Accounting Firm, it is possible that Gross-Up Payments which will not have been made by Dole should have been made ("Underpayment"), consistent with the calculations required to be made under this Exhibit B. In the event that Dole exhausts its remedies under paragraph 3, below, and you thereafter are required to make a payment of any Excise Tax, the Accounting Firm will determine the amount of the Underpayment that has occurred and any such Underpayment will be promptly paid by Dole to you or for your benefit.

     3. Claim Process. You will notify Dole in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by Dole of the Gross-Up Payment. The notification will be given as soon as practicable but no later than 10 business days after you are informed in writing of such claim and will apprise Dole of the nature of the IRS's claim and the date on which such claim is requested to be paid. You will not pay such claim prior to the 31st day after the date on which you give such notice to Dole (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If Dole notifies you in writing prior to the expiration of such period that it desires to contest such claim, you will:

     - give Dole any information reasonably requested by Dole relating to such claim;

     - take such action in connection with contesting such claim as Dole will reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by Dole;

     - cooperate with Dole in good faith in order effectively to contest such claim; and

     -    permit Dole to participate in any proceedings relating to such claim;

provided, however, that Dole will bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and will indemnify and hold you harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Dole will control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct you to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and you agree to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Dole will determine; provided, however, that if we direct you to pay such claim and sue for a refund, Dole will advance the amount of such payment to you, on an interest-free basis and will indemnify and hold you harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for your taxable year with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, Dole's control of the contest will be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and you will be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

     4. Refunds. If, after the receipt by you of an amount advanced by Dole under paragraph 3, above, you become entitled to receive any refund with respect to such claim, you will (subject to Dole's complying with the requirements of paragraph 3) promptly pay to Dole the amount of such refund together with any interest paid or credited thereon after taxes applicable thereto. If, after the receipt by you of an amount advanced by Dole under paragraph 3, above, a determination is made that you will not be entitled to any refund with respect to such claim and Dole does not notify you in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance will be forgiven and will not be required to be repaid and the amount of such advance will offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

                                   EXHIBIT C
                       FORM OF GENERAL RELEASE AGREEMENT

     THIS GENERAL RELEASE AGREEMENT (this "AGREEMENT"), by and between __________ (the "EXECUTIVE") and Dole Food Company, Inc., and its subsidiary and affiliate corporations (collectively, the "COMPANY"), with reference to the following facts:

     1. Date of Termination. Executive's employment with the Company will be terminated effective _______________, _____ ("DATE OF TERMINATION").

     2. Payment Contingent upon Release. Executive understands that Company's obligation to make the payments provided for in the Change of Control Agreement dated as of _______________, _____ (the "CHANGE OF CONTROL AGREEMENT") between Executive and the Company, is conditioned upon Executive's execution of this release within 90 days after the date of Termination and non-revocation of this release in accordance with the terms hereof.

     3. Payment Amount. Executive further understands that by signing this Agreement, Company shall pay Executive a lump sum payment of _______________, less payroll and other deductions required by law and authorized by the terms of the Change of Control Agreement.

     4. Return of Company Property. Executive shall immediately return to the Company all property of the Company, including computer and other electronic equipment, computer passwords, telephones, pagers, etc., in his possession or control.

     5. Satisfaction and Release of All Obligations Owed. Except for those obligations created by this Agreement, and except as provided below, Executive understands and agrees that, by signing this Agreement, Executive acknowledges full and complete satisfaction of and is releasing and discharging and promising not to sue the Company, its divisions, subsidiaries, affiliates, past and present and each of them as well as its and their directors, officers, stockholders, representatives, assignees, successors, agents and Executives, past and present, and each of them (individually and collectively, "RELEASEES"), from and with respect to any and all claims, wages, stock, vacation pay, paid time off, bonuses, employee benefits, separation pay, or any other compensation, employment perquisites or benefits, demands, rights, liens, agreements, suits, obligations, debts, costs, expenses, attorneys' fees, damages, judgments, orders and liabilities of any kind, known or unknown, suspected or unsuspected, and whether or not concealed or hidden, arising out of or in any way connected with Executive's employment with, or the termination of Executive's employment with, the Company, including but in no way limited to any act or omission committed or omitted prior to the date of execution of this Agreement. This includes but is in no way limited to any claim under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, as amended ("ADEA"), the Executive Retirement Income Security Act of 1974 (except for vested benefits, if any), the Americans with Disabilities Act, California Fair Employment and Housing Act, or any other foreign law, federal, state or local law, regulation, constitution or ordinance. Nothing in this release shall affect Executive's ability to pursue COBRA rights, and Company acknowledges the Executive will pursue his election to convert coverages as permitted under COBRA. Further, nothing in this Release shall affect Executive's rights under any qualified retirement plans, supplemental retirement plans, deferred compensation plans or stock option plans of the Company, and Executives rights under such plans shall be governed by the terms of such plans.

     6. Release of Liability Related to Termination. Except for those obligations created by this Agreement, and except as provided below, the Company hereby acknowledges full and complete satisfaction of and releases and discharges and covenants not to sue Executive from and with respect to any and all claims, demands, rights, liens, agreements, suits, obligations, debts, costs, expenses, attorneys' fees, damages, judgments, orders and liabilities of any kind, known or unknown, suspected or unsuspected, and whether or not concealed or hidden, arising out of or in any way connected with

Executive's employment with, or the termination of Executive's employment with, the Company, including but in no way limited to any act or omission committed or omitted prior to the date of execution of this Agreement, provided however, that this general release of Executive shall not extend to any claims against Executive which arise out of facts which are finally adjudged by a court of competent jurisdiction to be a willful breach of fiduciary duty or a crime under any federal, state, or local statute, law, ordinance or regulation. At this time, no such claim exists to the Company's knowledge.

     7. Covenants. The parties covenant and affirm that neither of them has caused or permitted to be filed any claim, charge, suit, complaint, action, cause of action, or proceeding of any kind in any forum against the Releases or the Executive. The parties further covenant and affirm that they have not made any assignment and will make no assignment of any claims, demands or causes of action released herein and will not file, refile, initiate, or cause to be filed, refilled or initiated any claim, charge, suit, complaint, action or cause of action based upon, arising out of, or relating to any claim, demand, or cause of action released herein, nor shall the parties participate, assist or cooperate in any claim, charge, suit, complaint, action or proceeding regarding the Releasees or the Executive, whether before a court, administrative agency, arbitrator or other tribunal, unless required to do so by law.

     8. Waiver of Section 1542. Except as provided in this Agreement, it is both parties' intention in signing this Agreement that it should be effective as a bar to each and every claim, demand and cause of action stated above. In furtherance of this intention, each party hereby expressly waives any and all rights and benefits conferred upon it by the provisions of Section 1542 of the California Civil Code or any similar law in any other jurisdiction. Section 1542 provides: "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

     9. Waiver of ADEA Rights. Executive understands and agrees that, by signing this Agreement, Executive is waiving any and all rights or claims that Executive may have arising under the ADEA, which have arisen on or before the date of execution of this Agreement. Executive further understands and agrees that (i) in return for this Agreement, Executive will receive compensation beyond that which Executive was already entitled to receive before entering into this Agreement, (ii) Executive is hereby advised in writing by this Agreement to consult with an attorney before signing this Agreement, (iii) Executive has been provided a full and ample opportunity to study this Agreement, including a period of at least twenty-one (21) days, within which to consider it, (iv) to the extent that Executive takes less than twenty-one (21) days within which to consider this Agreement prior to execution, Executive acknowledges that he has had sufficient time to consider this Agreement with his counsel and that he expressly, voluntarily and knowingly waives any additional time; and (v) Executive was informed that Executive has seven (7) days following the date of signing of this Agreement in which to revoke this Agreement by delivering a written, signed revocation to Vice-President--Human Resources, Dole Food Company, Inc., One Dole Drive, Westlake Village, CA 91362, before the expiration of seven (7) days.

     10. Confidential Information; No Solicitation. Executive acknowledges that during Executive's employment with the Company, Executive has had access to confidential and proprietary business information that is the property of the Company, the disclosure or utilization of which would cause substantive and irreparable harm, loss of goodwill and injury to the Company. Executive acknowledges that Executive has returned to the Company all such confidential and proprietary business information in Executive's possession, custody or control, as well as all files, memoranda, records, documents, computer records, copies of the foregoing, and other such information related to the Company in Executive's possession, custody or control. Executive further agrees not to disclose or utilize any such confidential or proprietary business information in the future.

     11. Waiver of Claims for Damages. Each party agrees that by this Agreement it waives any claim for damages incurred at any time after the date of this Agreement because of alleged continuing effects of any alleged wrongful or discriminatory acts or omissions involving any Releasee, or the Executive, as applicable, which occurred on or before the execution of this Agreement and any right to sue for injunctive relief against the alleged acts or omissions occurring prior to the date of this Agreement.

     12. Severability. The parties understand and agree that if any provision of this Agreement shall, for any reason, be adjudged by any court of competent jurisdiction to be invalid or unenforceable, such judgment shall not affect, impair, or invalidate the remainder of this Agreement, but shall be confined in this operation to the provision of this Agreement directly involved in the controversy in which such judgment shall have been rendered.

     13. Arbitration of Disputes.

          (a) Any controversy or claim arising out of or relating to this Agreement, its enforcement, arbitrability or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, or arising out of or relating in any way to the Executive's employment or termination of the same, including, without limiting the generality of the foregoing, any alleged violation of statute, common law or public policy, shall be submitted to final and binding arbitration, to be held in Los Angeles County, California, before a single arbitrator, in accordance with California Civil Procedure Code Sections 1280 et seq. The arbitrator shall be selected by mutual agreement of the parties or, if the parties cannot agree, then by striking from a list of arbitrators supplied by the American Arbitration Association. The arbitrator shall issue a written opinion revealing, however briefly, the essential findings and conclusions upon which the arbitrator's award is based. The Company will pay the arbitrator's fees and arbitration expenses and any other costs associated with the arbitration hearing (recognizing that each side bears its own deposition, witness, expert and attorneys' fees and other expenses as and to the same extent as if the matter were being heard in court). If, however, any party prevails on a statutory claim which affords the prevailing party attorneys' fees and costs, or if there is a written agreement providing for fees and costs, then the arbitrator may award reasonable fees to the prevailing party. Any dispute as to the reasonableness of any fee or cost shall be resolved by the arbitrator. Nothing in this paragraph shall affect the Executive's or the Company's ability to seek from a court injunctive or equitable relief.

          (b) Except as may be necessary to enter judgment upon the award or to the extent required by applicable law, all claims, defenses and proceedings (including, without limiting the generality of the foregoing, the existence of a controversy and the fact that there is an arbitration proceeding) shall be treated in a confidential manner by the arbitrator, the parties and their counsel, each of their agents, and employees and all others acting on behalf of or in concert with them. Without limiting the generality of the foregoing, no one shall divulge to any third party or Person not directly involved in the arbitration the content of the pleadings, papers, orders, hearings, trials, or awards in the arbitration, except as may be necessary to enter judgment upon an award as required by applicable law. Any controversy relating to the arbitration, including, without limiting the generality of the foregoing, to prevent or compel arbitration or to confirm, correct, vacate or otherwise enforce an arbitration award, shall be filed under seal with the court, to the extent permitted by law.

     14. Entire Understanding. The parties understand that this Agreement represents the entire agreement and understanding between the parties and supersedes any prior or contemporaneous agreement, understanding or negotiations respecting such subject. No change to or modification of this Agreement shall be valid or binding unless it is in writing and signed by Executive and a duly authorized officer of the Company.

     15. Governing Law. This Agreement shall be governed and construed under the applicable laws of the State of California.

     Executive affirms that Executive has read and understands this Agreement and hereby agrees to voluntarily sign it. Executive declares under penalty of perjury that the foregoing is true and correct.

     EXECUTED this _____ day of __________, _____, at __________.



-------------------------------------   ----------------------------------------
[Name]                                  Vice President, Dole Food Co., Inc.


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CHANGE OF CONTROL AGREEMENT